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                                                                                                                   EXHIBIT 11.1

                                        ARTERIAL VASCULAR ENGINEERING, INC. AND SUBSIDIARIES
                                                 COMPUTATION OF NET INCOME PER SHARE
                                                (In thousands, except per share data)

                                                                                       Year Ended June 30,
                                                                                       -------------------
                                                                                1997            1996           1995
                                                                                ----            ----           ----
Primary
     Weighted average common shares outstanding                                30,947          23,851         17,916
     Weighted average common equivalent shares assuming
        conversion of stock options under the treasury stock method               697           2,291          5,647
     Common and common equivalent shares pursuant to Staff
        Accounting Bulletin No. 83
                                                                                   --           2,118          3,631
                                                                              -------         -------        -------

Shares used in per share calculation                                           31,644          28,260         27,194
                                                                              =======         =======        =======

Net income                                                                    $21,750         $20,440        $ 6,640
                                                                              =======         =======        =======

Net income per share                                                            $0.69           $0.71          $0.24
                                                                              =======         =======        =======



Net income per share is presented under the primary basis as the effect of dilution under the fully diluted basis is less than 3%.

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